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                                                             EXHIBIT (h)(3)(ii)


                                    AMENDMENT


This AMENDMENT (this "AMENDMENT" amends as of the 10th day of December, 2002, the Transfer Agency Services Agreement, dated as of December 20, 2001, between AXA PREMIER FUNDS TRUST (the "FUND") and PFPC INC. ("PFPC") (the "AGREEMENT").

For valuable consideration the receipt and sufficiency of which the parties hereto hereby acknowledge, the Company and PFPC hereby agree that, as of the Effective Date, the Agreement shall (without any further action by either of the parities hereto) be amended as follows:

1. Section 18(a) of the Agreement is deleted and replaced with the following revised Section 18(a):

         Unless otherwise set forth herein, this Agreement shall terminate on the fifth (5th) anniversary of the date hereof (the "Initial Term"), provided that it shall be automatically extended for successive one-year terms (each a "Renewal Term") unless at least sixty (60) days' prior to the fifth (5th) anniversary of the date hereof or any successive anniversary date the Fund or PFPC has given written notice of its intent to terminate this Agreement, in which event this Agreement shall terminate on such anniversary date.

2.       Section 18 of the Agreement is amended to add the following new Section
18(e):

(e) Notwithstanding anything contained in this Agreement to the contrary, should a merger, acquisition, change in control, re-structuring, re-organization or any other decision involving the Fund or any affiliate (as defined under the 1940
Act) of the Fund result in the Fund's desire to terminate this Agreement (an "Early Termination Event"), the Fund may terminate this Agreement upon sixty
(60) days prior written notice to PFPC, provide however, prior to such termination, the Fund shall pay to PFPC the fee set forth below, as applicable:

(i) in the event of an Early Termination Event during the first three years of this Agreement which results in the Fund's termination of this Agreement, the payment of all fees to PFPC as set forth herein shall be accelerated to a date prior to termination of services and calculated as if the services had remained with PFPC until the expiration of the Initial Term and calculated at the Shareholder account levels, on the date notice of termination was given to PFPC.

(ii) in the event of an Early Termination Event after the third anniversary of the Agreement which results in the Fund's termination of this Agreement, the Fund shall reimburse PFPC for any and all fees waived by PFPC pursuant to the Transfer Agency Services Fee Waiver - Supplement letter dated December 10, 2002.

3. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.


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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


AXA PREMIER FUNDS TRUST                     PFPC INC.



By: /s/ Steven M. Joenk                     By: /s/ Wayne Weaver
    -------------------------                   ----------------------
Name: Steven M. Joenk                       Name: Wayne Weaver
Title: President and Chief                  Title: Vice President and
       Executive Officer                           Managing Director